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FOR IMMEDIATE RELEASE                    Contact: Norman Black, Public Relations
                                                  404-828-7593
                                                  Kurt Kuehn, Investor Relations
                                                  404-828-6977


                             UPS ANNOUNCES RESULTS
                           OF CLASS A-1 TENDER OFFER


         ATLANTA, March 6, 2000 - UPS (NYSE: UPS) today announced the results of its tender offer to purchase shares of its Class A-1 common stock.

         Final confirmation by First Union National Bank, the depositary for the offer, shows 68,312,335 shares of Class A-1 common stock have been validly tendered and not withdrawn, all of which UPS has accepted for payment. First Union expects to begin distributions to tendering shareowners during the week of March 13, 2000.

         Pursuant to the terms of the tender offer, each Class A-1 shareowner could tender up to 27% of his or her Class A-1 stock (to a grand total of 100,893,277 shares) at $60 per share. The tender offer expired at 12:00 midnight, Eastern Standard Time, on Friday, March 3, 2000.

         The purchase of the shares in the tender offer is being funded with the $5.27 billion net proceeds of UPS's Initial Public Offering.

         "The fact that approximately one-third of the eligible Class A-1 shares were not tendered demonstrates that UPS employees, retirees and founding families apparently have great confidence in the company's long-term prospects," said UPS Chairman & CEO Jim Kelly.

         To the extent that IPO proceeds were not used in the tender offer, they will be available for purchases of UPS shares in the future.

         UPS is the world's largest express carrier and largest package delivery company, serving more than 200 countries and territories around the world. Headquartered in Atlanta, GA., the company's Web site is located at http://www.ups.com.

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         Except for historical information contained herein, the statements made in this release constitute forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results. Many factors may cause actual results to differ materially from those contained in the forward-looking statements, including our competitive environment, economic and other conditions in the markets in which we operate, strikes, work stoppages and slowdowns, governmental regulations, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results and other risk factors listed from time to time in UPS's reports filed with the Securities and Exchange Commission, including those risks detailed in the company's Prospectus, dated Nov. 9, 1999, under the caption "Risk Factors," which discussions are incorporated herein by reference.